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                                                                    Exhibit 3.26

                                ANR HOLDINGS, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT
                 (AMENDED AND RESTATED AS OF FEBRUARY 11, 2005)

      This LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is entered into to be effective, as amended and restated, as of the 11th day of February, 2005 by and between those entities executing this Agreement, with the consent of the Board of Directors (as hereafter defined), who shall also be referred to in this Agreement collectively as the "Members" and individually as a "Member." Certain capitalized terms have the meanings ascribed to them in Article II.

                                   ARTICLE I.
                   FORMATION OF THE LIMITED LIABILITY COMPANY

      1.1 FORMATION AND ADMISSION OF MEMBERS.

                  (a) On December 9, 2002, certain of the Members formed a limited liability company under the name "ANR Holdings, LLC" (the "Company") by filing the required Certificate of Formation pursuant to the Delaware Limited Liability Company Act, as it may be amended from time to time (the "Act") with the Delaware Secretary of State. As of the date of this Agreement, certain entities that were formerly Members of the Company are transitioning their ownership interest in the Company to Alpha Natural Resources, Inc., a Delaware corporation, and the Members, as transferees of such former Members, are entering into this Agreement to make certain changes consistent with this new ownership.

                  (b) Alpha NR Holding, Inc. and Alpha NR Ventures, Inc. are hereby admitted as the sole Members.

                  (c) If there is a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If there is a direct conflict between this Agreement and the Certificate of Formation, the provisions of the Certificate of Formation shall control.

      1.2 BUSINESS. The business of the Company shall be to engage in any lawful business permitted by the Act or laws of any jurisdiction in which the Company may do business. The Company may enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes as may be necessary, incidental or convenient to carry out the business of the Company as contemplated by this Agreement. The Company is authorized to conduct business both within and outside the State of Delaware.

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      1.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the
Company shall be located at 406 West Main Street, Abingdon, Virginia 24210, or at such other place or places as the Board of Directors may from time to time determine.

                                   ARTICLE II.
                                   DEFINITIONS

      The following terms shall have the following meanings:

      "ACT" shall have the meaning given such term in Section 1.1.

      "APPROVED SALE" shall have the meaning given such term in Section 10.2.

      "ASSIGNEE" shall mean a person to whom a Unit has been transferred who has not been admitted as a Member.

      "CAPITAL ACCOUNT" shall mean, as of any given date, the Capital Account of a Member as defined in Section 3.4.

      "CAPITAL CONTRIBUTION" shall mean any contribution to the capital of the Company in cash or property by a Member or Assignee whenever made.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "COMPANY" shall have the meaning given such term in Section 1.1.

      "COMPANY ASSETS" means all assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Members.

      "DEFICIT CAPITAL ACCOUNT" shall mean the deficit balance, if any, in a Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

                  (a) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2(d) of the Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Regulations); and

                  (b) debit to such Capital Account the items described in Sections 1.704-l(b(2)(ii)(d)(4), (5) and (6) of the Regulations.

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This definition of Deficit Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

      "MAJORITY MEMBERS" shall mean the holders of a majority of the Units.

      "MEMBER" shall have the meaning given such term in the preface to this Agreement.

      "NET PROFITS OR NET LOSSES" shall mean, for each taxable year of the Company, an amount equal to the Company's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with (a) the accounting method and rules used by the Company and (b) Section 703 of the Code, with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses shall be added to such taxable income or loss; and

                  (b) Any expenditure of the Company described or deemed described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses shall be subtracted from such taxable income or loss;

      "REGULATIONS" shall mean the permanent, proposed or temporary regulations of the Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

      "TAXABLE NET INCOME" means, for each taxable year of the Company, the net income of the Company (taking into account all items whether stated in the aggregate or for individual Members) as reflected on the tax return of the Company for such year.

      "UNITS" shall represent the membership interest in the Company held by a Member, and shall have all rights to distributions, voting and other incidents of ownership and all obligations as a Member of the Company as specified in this Agreement.

                                  ARTICLE III.
                              CAPITAL CONTRIBUTIONS

      3.1. INITIAL CAPITAL CONTRIBUTIONS. Each Member has acquired its Capital Account as a transferee of Common Sharing Ratios and Preferred Sharing Ratios held by former Members of the Company in respect of their Capital Contributions to the Company in the aggregate amounts set forth in APPENDIX A, to which Capital Accounts the Members have succeeded by operation of this Agreement and, in respect of which hold such Member's Units set forth on APPENDIX A. The Company may in its discretion issue certificates to the Members representing the Units held by each Member, against surrender of certificates formerly representing 99% of the Common Sharing Ratios and Preferred Sharing Ratios by Alpha NR Holding, Inc. and 1% of the Common Sharing Ratios and Preferred Sharing Ratios held by Alpha NR Ventures, Inc. In the event

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certificates are issued, they shall be in such form that is consistent with that required by the Act and this Agreement, as shall be approved by the Board of Directors. Any certificates issued shall be consecutively numbered and shall be entered in the books and records of the Company as they are issued and shall exhibit the Member's name and number of Units.

      3.2. SALE OF ADDITIONAL UNITS. If the Board of Directors determine that additional capital is required by the Company, the Company shall offer additional Units for sale to the Members for cash, on a pro rata basis, determined by the number of Units held by each Member. A Member may choose not to purchase such additional Units, but failure by any Member to purchase any such additional Units shall cause the provisions set forth in Section 3.3 below to become operable.

      3.3. FAILURE TO PURCHASE ADDITIONAL UNITS.

                  (a) PURCHASE OF UNITS OFFERED TO NON-AGREEING MEMBERS. If any Member fails to purchase any or all of the Units offered to such Member pursuant to Section 3.2, then the other Members may purchase such additional Units (in excess of their proportionate share of the additional Units offered to such Member under Section 3.2), pro rata on the basis of the Units held by such other Members.

                  (b) PAYMENTS FOR ADDITIONAL UNITS TREATED AS CAPITAL. All amounts paid to the Company for additional Units pursuant to Sections 3.2 and 3.3(a) shall be treated as additional capital of the Company. All funds or assets contributed by a Member pursuant to Sections 3.2 and 3.3(a) shall be allocated to such Member's Capital Account pursuant to
      Section 3.4.

      3.4. CAPITAL ACCOUNTS.

                  (a) A separate Capital Account will be maintained for each Member and Assignee. The respective Capital Accounts of each Member and Assignee will be increased by (1) the amount of any additional money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member or Assignee to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to, as provided by Section 752 of the
      Code); (3) allocations to such Member or Assignee of Net Profits; and (4) any items in the nature of income and gain which are specially allocated to the Member or Assignee pursuant to Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e) and/or 5.2(j). The Capital Account of each Member or Assignee will be decreased by (1) the amount of money distributed to such Member or Assignee by the Company; (2) the fair market value of property distributed to such Member or Assignee by the Company (net of liabilities secured by such distributed property that such Member or Assignee is considered to assume or take subject to, as provided by Section 752 of the
      Code); (3) any items in the nature of deduction and loss that are specially allocated to the Member or Assignee pursuant to Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(j) and/or 5.4; and (4) allocations to such Member or Assignee of Net Loss.

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                  (b) In the event of a sale or exchange of a Unit, the Capital
      Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Unit in accordance with Section 1.704-l(b)(2)(iv) of the Regulations.

                  (c) The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of
      Section 704(b) of the Code and the Regulations promulgated under such Section. If, in the opinion of the Company's accountants, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section should be modified in order to comply with
      Section 704(b) of the Code and the Regulations under such Section, then notwithstanding anything to the contrary contained in the preceding provisions of this Section, upon approval of the Board of Directors the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members and Assignees.

                  (d) No Member or Assignee shall have any liability to restore all or any portion of a deficit balance in such Member's or Assignee's Capital Account.

      3.5. WITHDRAWAL OR REDUCTION OF MEMBERS' CONTRIBUTIONS. No Member or Assignee shall be entitled to receive out of the Company's property any part of such Member or Assignee's Capital Contribution except as provided by this Agreement. No interest shall accrue on any Capital Contribution, and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in this Agreement.

      3.6. PAYMENTS BY THE COMPANY. All costs and expenses of the Company shall be paid from the Company's funds. No Member shall charge any overhead or expenses to the Company without the express written consent of the Board of Directors.

                                   ARTICLE IV.
                            DISTRIBUTIONS TO MEMBERS

      4.1. DISTRIBUTIONS FOR TAXES.

            (a) The Company shall make distributions at such times and in such amounts as determined by the Board of Directors. Subject to Section 4.1(b), distributions shall be made to Members in proportion to the Units held by each Member. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members.

            (b) The Board of Directors shall cause the Company to make distributions to the Members, (i) at or around such times provided for the payment of estimated taxes in Section 6655 of the Code (and may make a true-up distribution following completion of the Company's income tax return), sufficient to enable the Members or their ultimate parent company to pay their income tax liability directly to taxing authorities in respect of

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      their share of cumulative taxable income of the Company allocated to them or as a result of their participation in the Company, after taking into account the Members' deductions for depletion relating to Company Assets, assuming the highest marginal federal, state and local tax rate for corporations in effect for the year in each applicable tax jurisdiction. and (ii) at or around such times required for the payment of any franchise, capital and any other taxes not calculated on the basis of income ("Other Taxes"), sufficient to enable the Members or their ultimate parent entity to pay such liability on their share of Other Taxes of the Company allocated to them or as a result of their participation in the Company. Each distribution pursuant to this Section 4.1(b) shall be pro rata in accordance with the Members' Units.

            (c) The Board of Directors shall determine whether the Company has sufficient cash to effect the distributions set forth in this Section 4.1. In making such determination, the Board of Directors may take into account any liabilities and other obligations of the Company.

      4.2 LIMITATION UPON DISTRIBUTIONS. No distribution shall be declared and paid (a) unless, after the distribution is made, the fair value of the Company's assets is at least equal to all of the Company's liabilities or (b) if the declaration or payment would cause the Company or any of its subsidiaries breach any material agreement.

      4.3 CONDITIONAL DISTRIBUTIONS. The Board of Directors may condition any distribution to a Member on such Member returning such distributions to the Company, and may require guarantees or other assurances as to such Member's obligation to return such distributions.

      4.4 WITHHOLDING AUTHORIZED. The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a foreign, federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this section and for all purposes of this Agreement.

                                   ARTICLE V.
                                   ALLOCATIONS

      5.1. ALLOCATIONS OF PROFITS AND LOSSES.

                  (a) For any fiscal year or other taxable period, the Net Profits of the Company shall be allocated:

                        (i) First, to those Members with a negative Capital
            Account balance at the beginning of the such period in proportion to such negative Capital Account balances until the Capital Account balances of all such Members would be equal to zero; and

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                        (ii) Second, any remaining Net Profit shall be allocated
            among the Members pro rata in accordance with the number of Units held.

                  (b) For any fiscal year or other taxable period, Net Losses of the Company shall be allocated among the Members in accordance with the number of Units held.

      5.2. SPECIAL ALLOCATIONS TO CAPITAL ACCOUNTS AND CERTAIN OTHER INCOME TAX ALLOCATIONS. Notwithstanding Section 5.1 hereof:

                  (a) In the event any Member or Assignee unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4), (5), or (6) of the Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member or Assignee in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 5.2(a) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-l(b)(2)(ii)(d) of the Regulations.

                  (b) In the event any Member or Assignee would have a Deficit Capital Account at the end of any Company taxable year, the Capital Account of such Member shall be specially credited with items of income (including gross income) and gain in the amount of such excess as quickly as possible.

                  (c) Notwithstanding any other provision of this Section, if there is a net decrease in the Company's minimum gain as defined in either Regulation Section 1.704-2(d) or Regulation Section 1.704-2(i)(4) during a taxable year of the Company, then, the Capital Accounts of each Member or Assignee shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's or Assignee's share of the net decrease in the Company's minimum gain. This Section 5.2(c) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and Assignees and it is not expected that the Company will have sufficient other income to correct that distortion, the Board of Directors may in the Board of Directors' discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Regulation Section 1.704-2(f)(4).

                  (d) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under

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      Section 1.704-2(i) of the Regulations shall be allocated to the Members'
      Capital Accounts in accordance with said Section 1.704-2(i) of the Regulations.

                  (e) Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Section 1.704-2(b) of the Regulations) such deductions shall be allocated to the Members or Assignees in the same manner as the Net Income and Net Profits are allocated for such period.

                  (f) In accordance with Section 704(c)(1)(A) of the Code and
      Section 1.704-l(b)(2)(i)(iv) of the Regulations, if a Member or Assignee contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Members and Assignees so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution in accordance with the "remedial method" described in Section 1.704-3(b) of the Regulations.

                  (g) Pursuant to Section 704(c)(1)(B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member or Assignee within seven years of being contributed, then, except as provided in Section 704(c)(2) of the Code, the contributing Member or Assignee shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member or Assignee under
      Section 704(c)(1)(A) of the Code if the property had been sold at its fair market value at the time of the distribution.

                  (h) In the case of any distribution by the Company to a Member or Assignee, such Member or Assignee shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain in an amount equal to the lesser of:

                        (i) the excess (if any) of (A) the fair market value of
            the property (other than money) received in the distribution over
            (B) the adjusted basis of such Member's or Assignee's Unit(s) immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

                        (ii) the Net Precontribution Gain (as defined in Section
            737(b) of the Code) of the Member or Assignee. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Assignee under Section 704(c)(1)(B) of the Code of all property which (1) had been contributed to the Company within seven years of the distribution, and (2) is held by the Company immediately before the distribution, had been distributed by the Company to another Member or Assignee. If any portion of the property

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            distributed consists of property which had been contributed by the distributee Member or Assignee to the Company, then such property shall not be taken into account under this Section 5.2(h) and shall not be taken into account in determining the amount of the Net Precontribution Gain.

                  (i) All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member(s) or Assignee(s) to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member or Assignee is allocated any gain from the sale or other disposition of such property. Any "unrecaptured Section 1250 gain" (as that term is defined in Section 1(h) of the Code) resulting from sale or disposition of Company property shall be allocated to the Member(s) or Assignee(s) to whom the deduction that gave rise to such gain was allocated hereunder to the extent that such Member or Assignee is allocated any gain from the sale or other disposition of such property.

                  (j) Any credit or charge to the Capital Accounts of the Members or Assignees pursuant to Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e) and/or 5.2(j) hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 5.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e) and/or 5.2(j)
      and shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member or Assignee pursuant to the provisions of this Article if the special allocations required by Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e) and/or 5.2(j)
      hereof had not occurred.

      5.3 REVALUATION OF THE COMPANY'S PROPERTY. Immediately prior to the liquidation of the Company, transfer of all or a portion of any Member's interest in the Company, the admission of a new Member, or the distribution of Company property to any Member, the capital accounts of the Members will be increased or decreased to reflect a revaluation of the Company's property on the Company's books. Any increase in the value of the Company's assets allocated to a Member under this Section 5.3 shall be treated in a manner consistent with the treatment of the difference between the tax basis and fair market value of contributed property under Section 5.2 (f), (g) and (h).

      5.4 ACCOUNTING PRINCIPLES. The profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis. It is intended that the Company will elect those accounting methods that provide the Members with the greatest tax benefits.

                                   ARTICLE VI.
                                MANAGEMENT POWERS

      6.1. GENERAL POWERS. Management of the Company's business and affairs shall be exclusively vested in a Board of Directors (the "Board of Directors"). The initial member of the Board of Directors shall be Michael J. Quillen. The member or members of the Board of Directors may be replaced at any time by the Majority Members. No Member, by virtue of

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having the status as a Member, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. The Board of Directors shall have full power and authority to do all things (or cause to be done such things) on such terms as the Board of Directors, in its sole discretion, may deem necessary or appropriate with respect to the business and affairs of the Company.

      6.2. PRESIDENT; OTHER OFFICERS. Except as otherwise determined by the Board of Directors, Michael J. Quillen shall serve as President of the Company. Except as otherwise determined by the Board of Directors, the President may appoint other officers of the Company and establish the powers and duties of such officers. Unless the President decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the President pursuant to this Section.

      6.3. COMPENSATION. No members of the Board of Directors shall receive compensation for managing the affairs of the Company (except that any member of the Board of Directors who is also an officer of the Company may receive compensation in his capacity as an officer if approved by the Board of Directors). The members of the Board of Directors shall be reimbursed upon presentation of proper invoices for any reasonable out-of-pocket costs incurred on the Company's behalf. The Board of Directors may provide for compensation of the officers or other agents of the Company.

      6.4. DUTIES OF THE BOARD OF DIRECTORS. The Board of Directors shall perform its duties in good faith, in a manner it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Except as provided in Section 7.2, no member of the Board of Directors shall have any liability to the Company or its Members or Assignees for monetary damages for breach of fiduciary duty.

      6.5. POWERS OF THE BOARD OF DIRECTORS; RELIANCE ON EXPERTS.

                  (a) Except as otherwise provided in this Agreement, the Board of Directors shall have all the powers conferred upon managers by the Act. The Board of Directors shall have no authority to do any act in contravention of either the Certificate of Formation or this Agreement.

                  (b) In performing its duties, the Board of Directors shall be entitled to rely on information, opinions, reports or statements of one or more agents of the Company whom the Board of Directors reasonably believes to be reliable and competent in the matters presented or any attorney, public accountant or other person as to matters which the Board of Directors reasonably believes to be within such person's professional or expert competence.

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                  (c) Attendance at a meeting of a majority of the members of the Board of Directors shall constitute a quorum for the purpose of transacting business at that meeting. The Board of Directors may take action without a meeting if all members of the Board of Directors execute a written consent.

      6.6. TAX MATTERS PARTNER. The Board of Directors shall appoint one Member to serve as the Company's "tax matters partner" pursuant to Section 6231(a)(7) of the Code. Alpha NR Holding, Inc. shall serve as the initial "tax matters partner." Any person designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. The tax matters partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Majority Members. The tax matters partner shall have the authority to represent the Company in all audits or other administrative proceedings with state or local taxing authorities subject to the same limits, notice requirements and approval requirements imposed on such Members in its capacity as "tax matters partner" under this Section.

      6.7. TAX RETURNS.

                  (a) The Board of Directors shall have the power to elect to exclude the Company from Subchapter K of the Code.

                  (b) An election under Section 754 of the Code shall not be made without the approval of the Board of Directors. In its discretion, the Board of Directors may make or refrain from making any federal, state or local income or other tax elections for the Company that is deems necessary or advisable.

                                  ARTICLE VII.
           INDEMNIFICATION OF OFFICERS, AGENTS AND BOARD OF DIRECTORS

      7.1 INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each of the tax matters partner, the Company's Officers, employees and agents and any member of the Board of Directors who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, against and from any personal loss, liability or damage incurred as a result of any act or omission that the members of the Board of Directors believe in good faith to be within the scope of authority conferred by this Agreement, except for willful misconduct or gross negligence, and shall advance or reimburse each such person for all legal and other expenses and attorneys' fees reasonably incurred by him or her in connection with any such claim or liability. A person otherwise permitted indemnification under this Section 7.1 shall not be denied indemnification because the person had an interest in the transaction with respect to which this indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. THE PROVISIONS OF THIS SECTION 7.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNIFIED PERSON FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON'S OWN SIMPLE, FULL, PARTIAL OR CONCURRENT NEGLIGENCE. The Company's indemnification of the tax matters partner, the Officers and the members of the Board of Directors and their agents, employees and affiliates as to a third party shall be only with respect to such loss, liability or damage that is not otherwise compensated for by insurance carried for the benefit of the Company. The Company may purchase and maintain insurance on behalf of any person who is or was an Officer or a member of the Board of Directors against any liability asserted against or incurred by such person in any such capacity, whether or not the Company would have the power to indemnify such person under the provisions of the Act.

      7.2 EXCULPATION OF LIABILITY OF OFFICERS AND BOARD OF DIRECTORS MEMBERS. No Officer, employee or agent of the Company or member of the Board of Directors, or the tax matters partner shall be liable for errors in judgment or for any act or omission if such person acts in good faith. Notwithstanding anything to the contrary set forth in this Agreement, no Officer, employee or agent of the Company or member of the Board of Directors, or the tax matters partner shall be liable to the Company or to the Members for monetary damages or losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Board of Directors member's or Officer's, employee's, agent's or tax matters partner's fiduciary duty, except: (i) for a breach of the Board of Directors member's duty of loyalty to the Company or the Members; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the Officer, employee or agent of the Company, Board of Directors member or tax matters partner derived an improper personal benefit. If the General Corporation Law of the State of Delaware (the "GCLD") is amended after the date of this Agreement to authorize Delaware corporations to further eliminate or limit the personal liability of directors of Delaware corporations, then the liability of a Board of Directors member to the Company, in addition to the personal limitations provided herein, shall be further limited to the fullest extent permitted of Delaware corporations under the GCLD as so amended.

                                  ARTICLE VIII.
                            ACCOUNTING AND REPORTING

      8.1. TITLE TO PROPERTY AND BANK ACCOUNTS. The Company's property shall be held in the name of the Company. The funds of the Company shall be deposited in the name of the Company in bank or brokerage accounts designated by the President or the Board of Directors and withdrawals from such accounts shall be made upon the signature of the President or persons approved by the Board of Directors.

      8.2. BOOKS. To the extent required by the Act, the Company shall maintain complete and accurate records and books of account of the Company's affairs at the principal office of the Company. The Company's books shall be kept on the accrual basis of accounting, on a calendar year accounting period, and in accordance with generally accepted accounting principles, procedures and practices consistently applied. The records and books of the Company (and all other information that is reasonably requested by any Member) shall be available to all Members for purposes relating to the Member's interest in the Company for inspection and copying at reasonable times. The Company shall maintain a current schedule of the number of Units outstanding and the record holders thereof.

      8.3. REPORTS.

                  (a) The books of account shall be closed promptly after the end of each fiscal year, which shall be the same as the calendar year, unless otherwise established by the Board of Directors. The Board of Directors shall provide or cause to be provided annual financial statements to each Member, which shall be unaudited and which shall include a statement of receipts, expenditures, profits and losses for the previous year, a statement of each Member's Capital Account as of the last day of the previous calendar year and such additional statements with respect to the status of the Company as are necessary to advise all Members properly about their investments in the Company.

                  (b) The President of the Company shall file or cause to be filed all Company reports required by the Act within the time prescribed by the Act.

                                   ARTICLE IX.
                                     MEMBERS

      9.1. ADMISSION OF MEMBERS. A person may be admitted to the Company as an additional Member only upon the prior written approval of the Board of Directors. At the time a new Member is admitted or a Unit is transferred to an Assignee, the Board of Directors may, at the Board of Directors' option, close the Company's books (as if the Company's tax year had ended) or make pro rata allocations of income, losses and expense deductions to the transferring Member and the new Member or Assignee, in accordance with Section 706(d) of the Code and the Regulations promulgated under such Section.

      9.2. MEETINGS. Meetings of the Members may be held on such date and at such time as is set by the Board of Directors. The Company shall give notice of any meeting not less than ten days prior to the meeting. The Members may take action without a meeting if Members holding sufficient Units to take action at a meeting execute a written consent. The Company shall notify any Member who did not execute such written consent of any such action.

      9.3. VOTING; QUORUM. Unless otherwise expressly provided herein or in the Act, all Company business and decisions requiring a vote of the Members shall be upon the vote or written consent of the Majority Members. A majority of the Units shall constitute a quorum for the transaction of business by the Members.

      9.4. LIABILITY OF MEMBERS. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

                                   ARTICLE X.
                           DISSOLUTION AND TERMINATION

      10.1. DISSOLUTION OF COMPANY. The Company shall be dissolved upon the first to occur of (a) the written consent of the Majority Members; or (b) the sale of all or substantially all of the Company's assets.

      10.2. FINAL ACCOUNTING. In case of the dissolution of the Company, a proper accounting shall be made from the date of the last accounting to the date of dissolution.

      10.3. FILING OF CERTIFICATE OF CANCELLATION. Upon any event causing a dissolution of the Company, the Board of Directors shall file or cause to be filed a Certificate of Cancellation with the Delaware Secretary of State.

      10.4. LIQUIDATION. Upon the dissolution of the Company, the Board of Directors shall liquidate the Company, and any Net Profit or Net Loss resulting from sales of the Company's assets shall be allocated to the Members' and Assignee's Capital Accounts in accordance with this Agreement. Prior to making any distributions to Members in connection with the liquidation of the Company, the Company shall discharge all liabilities of the Company, including liabilities to Members and Assignees who are also creditors, to the extent otherwise permitted by law, other than any liabilities to Members and Assignees for distributions and the return of capital, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Assignees, the amounts of such reserves shall be deemed to be an expense of the Company). Following discharge of such liabilities, all remaining proceeds from liquidation of the Company shall be distributed in the following order of priority: (a) first, to all Members and Assignees in an amount equal to their respective positive Capital Account balances taking into account all Capital Account adjustments for the Company's taxable year in which the liquidation occurs; and
(b) second, to the Members in accordance with their respective holdings of Units.

      Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever. Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

      10.5. DISTRIBUTION IN KIND. If a portion of the Company's assets is to be distributed in kind to a Member or Assignee other than pro rata according to the Members' and Assignees' Capital Accounts, the Board of Directors shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation, unless such distribution consists of freely tradeable securities issued by a public company. Distribution of any assets in kind to a Member or Assignee shall be considered a distribution of an amount equal to the asset's fair market value.

      10.6. WAIVER OF APPRAISAL, VALUATION RIGHTS, PARTITION AND RIGHT TO COURT DECREE OF DISSOLUTION. The Members agree that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company. Accordingly, each of the Members accepts the provisions of this Agreement as such Member's sole entitlement on termination of such Member's membership in the Company. Each Member hereby waives and renounces such Member's right to seek (i) partition of the property of the Company, (ii) a court decree of dissolution or
(iii) the appointment by a court of a liquidator for the Company. To the extent permitted by the Act, the rights of the Members or their successors under applicable Delaware law with respect to the inventory of assets, appraisals, accounting, or the sale of assets shall not apply and are hereby expressly waived by all Members. Each Member expressly agrees that the provisions contained in this Agreement shall bind and control such Member's successors.

                                   ARTICLE XI.
                                  MISCELLANEOUS

      11.1. METHOD OF NOTICES. All notices required or permitted by this Agreement shall be in writing and shall be sufficient if hand delivered or sent by overnight courier or by registered or certified mail or facsimile addressed as set forth on APPENDIX A to this Agreement (except that any Member may from time to time give notice changing such Member's address for that purpose) and shall be effective when delivered, or, if mailed, on the date set forth on the receipt of registered or certified mail, whichever is earlier.

      11.2. COMPUTATION OF TIME. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

      11.3. ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement between the parties concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

      11.4. AMENDMENT. This Agreement may not be amended except by an instrument in writing referring to this Agreement signed by all the Members.

      11.5. APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of law.

      11.6. COUNTERPARTS. These instruments may be executed in any number of counterparts, each of which shall be considered an original.

      11.7. WRITTEN CONSENTS. All consents or approvals required or permitted under this Agreement shall be in writing.

                            [Signature pages follow.]

            SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED
            LIABILITY COMPANY AGREEMENT OF ANR HOLDINGS, LLC

      IN WITNESS WHEREOF, the parties have executed this Agreement as of February 11, 2005.

                                                 ALPHA NR HOLDING, INC.

                                                         By: /s/ Alex T. Krueger
                                                         Name: Alex T. Krueger
                                                         Title: Vice President

            SIGNATURE PAGE TO THIRD AMENDED AND RESTATED LIMITED
            LIABILITY COMPANY AGREEMENT OF ANR HOLDINGS, LLC

      IN WITNESS WHEREOF, the parties have executed this Agreement as of February 11, 2005.

                       ALPHA NR VENTURES, INC.

                            By: /s/ Vaughn R. Groves
                            Name: Vaughn R. Groves
                            Title: Vice President, Secretary and General Counsel

ACCEPTED BY ACTION OF THE BOARD OF DIRECTORS:

ANR HOLDINGS, LLC

By: /s/ Vaughn R. Groves
Name: Vaughn R. Groves
Title: Vice President, Assistant Secretary and General Counsel

        THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF
                                ANR HOLDINGS, LLC

                                   APPENDIX A

NAME                                   CAPITAL ACCOUNT*           UNITS
----------------------                 ----------------           -----
Alpha NR Holding, Inc.                   $62,267,523                99
Alpha NR Ventures, Inc.                      628,965                 1

                                         -----------               ---
TOTAL                                    $62,896,488               100
                                         -----------               ---

* Amounts shown are as of December 31, 2004, and are subject to adjustment.